Exhibit 99.1

Warren Resources Announces Record First Quarter 2007 Results

•                  Oil and Gas Revenue Increases 39% from 1Q 2006

•                  Oil and Gas Production Grows 37%

New York, May 4, 2007 - Warren Resources, Inc. (Nasdaq:WRES) today announced 2007 first quarter financial and operating results. The Company reported net earnings of $410 thousand or $0.01 per diluted common share for the first quarter ended March 31, 2007. This compares to net earnings of $685 thousand or $0.01 per diluted common share for the first quarter of 2006.

Warren’s oil and gas revenues increased 39% to $9.5 million for the first quarter of 2007 compared to the first quarter of 2006. This increase resulted from a 74% increase in oil production primarily from the Wilmington Townlot Unit (“WTU”) in California. Natural gas production declined 30% in the first quarter of 2007 compared to 2006 due to the depletion of our older coalbed methane (“CBM”) wells in the Powder River Basin.

First Quarter 2007 Financial Highlights

Total revenues increased 12% to $11.0 million for first quarter of 2007 as compared to the first quarter of 2006.  Increases in oil and gas revenues were partially offset by $1.1 million of aggregate decreases in turnkey contract revenue and marketing activities reflecting the phase-out of income related to our prior drilling programs.  Also, interest income decreased by $500 thousand during the quarter.

During the first quarter of 2007, Warren’s production increased to a record 1.2 billion cubic feet of gas equivalent (“Bcfe”), which represented a 9% increase over the fourth quarter of 2006 and a 37% increase over the first quarter of 2006. This is the largest quarterly production level ever achieved by Warren. During the first quarter of 2007, the Company produced 161,000 barrels of oil and 216 million cubic feet of natural gas.  This compares to 141,000 barrels of oil and 240 million cubic feet of gas during the fourth quarter of 2006 and 93,000 barrels of oil and 309 million cubic feet of gas during the first quarter of 2006.

Total expenses increased 18% to $10.5 million during the first quarter of 2007 compared to 2006.  Production and exploration expense and DD&A expense increased 35% and 66%, respectively, primarily due to increased production.  These increases were offset by decreases in marketing activities and turnkey expense.  During the first quarter of 2007, Warren fracture stimulated certain wells which were previously allocated to the drilling programs.  As a result, Warren recorded a $400 thousand non-recurring charge in turnkey expense with no offsetting turnkey revenue in the first quarter of 2007.

The average realized price per barrel of oil sold was $50.51 for the first quarter of 2007 compared to $52.47 for the first quarter 2006. Additionally, the average realized price per Mcf of gas sold was $6.15 for the first quarter of 2007 compared to $6.28 for the first quarter of 2006.

“We are very pleased that we were able to continue to deliver strong organic growth in production and oil and gas revenues during the quarter.  Additionally, we are very encouraged by the continuing results of our WTU horizontal Tar wells”, stated Norman F. Swanton, Warren’s Chairman and CEO.

OPERATIONAL UPDATE

Wilmington Townlot Unit, California

Warren invested $20.0 million in capital expenditures in the WTU during the first quarter of 2007.  The Company drilled 10 gross (9.8 net) WTU wells in the WTU and continued our cellar construction project.  During the quarter, drilling costs totaled $13.9 million and cellar construction, gathering and equipment totaled $6.1 million.  Warren has two drilling rigs operating in our WTU central facility and plans to keep two drilling rigs for the balance of 2007.  We anticipate drilling a total of 48 gross (47 net) wells in the WTU during 2007.  For the balance of 2007, Warren has budgeted $39.6 million for drilling costs and $9.7 million for cellar construction and infrastructure costs.

The Company has drilled 8 Tar formation horizontal wells in the WTU, which are currently producing an average of 100 barrels of oil per day (“BOPD”) of 14 gravity crude oil with a water/oil ratio of 2, without any reservoir pressure assistance from water injection. We have identified 10 additional drilling locations in this formation for 2007. After drilling these wells, we will evaluate potential additional Tar drilling locations.

The new Upper Terminal producing wells are averaging approximately 25 BOPD per well. These parameters are generally within the Company’s expectations, especially since the field is only starting to benefit from any significant effects of water injection support. We believe that this benefit will become evident over the next twelve to twenty-four months, since the Company activated its upgraded water injection facility in the WTU.

Also, in the first quarter, Warren drilled and completed its third Ranger formation well.  Currently, the Ranger wells are producing an average of 40 BOPD with a water/oil ratio of 20.  These results give further encouragement for future Ranger formation drilling.  Warren plans to drill 5-10 additional Ranger wells in 2007.

Additionally, as a result of increased oil production from the WTU, the Company has entered into an agreement to construct a 0.9 mile, 10” connecting pipeline to facilitate large scale transportation of WTU crude oil to the local Los Angeles Basin oil refineries.  Since taking over WTU operations in March 2005, Warren has increased gross oil production from 375 BOPD to 2,100 BOPD. This increase results from additional production from new wells drilled and completed in the Upper Terminal, Ranger and Tar formations.

North Wilmington Unit, California

The North Wilmington Unit (“NWU”) is adjacent to the WTU in the Los Angeles Basin in California.  Current production from the NWU is 425 gross BOPD.  We plan to rework 8 wells for approximately $2.0 million ($250,000 per well) during the balance of 2007.  Also, we have budgeted $3.0 million for facilities and infrastructure upgrades in anticipation of a future drilling campaign.  Warren owns a 100% working interest in the NWU.

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

As previously reported, on December 1, 2006, the U.S. Bureau of Land Management (“BLM”) issued the proposed draft of the Final Environmental Impact Statement (“EIS”) for the Company’s Atlantic Rim CBM project in the Washakie Basin in south central Wyoming. Warren and its Atlantic Rim partners expect the issuance of a favorable Record of Decision for the EIS by the BLM shortly. Once issued, this will allow for the future drilling of up to 2,000 gross wells, including 1,800 CBM wells, in the Atlantic Rim project.

Warren anticipates spending $34 million for Atlantic Rim capital expenditures during the balance of 2007. The majority of the Atlantic Rim drilling budget represents drilling 75 gross (69 producing and 6 injection wells) in the Sun Dog unit which management believes has shown the best results to date in the play. The Company will have an approximate working interest of 42%. Also, the budget includes $4.0 million for drilling 5 additional gross (2.5 net) producing wells in the Blue Sky unit and for other various development activities and pipeline construction.

South Seminoe Deep Prospect, Hanna Basin, Wyoming

The South Seminoe exploratory well in the Hanna Basin is currently drilled to the base of the Ten Sleep formation and production casing was set to a total well depth of 16,670 feet. We expect to perforate and test the well within the next 4 weeks. The updated budget for this well is approximately $12.5 million gross ($6.25 million net).

Proposed Change in Accounting Principle

As of April 1, 2007, the Company will convert to the full cost method of accounting for its oil and gas properties.  Previously, Warren followed the successful efforts method of accounting.  The Company believes the full cost method is preferable for a company actively involved in the exploration and development of oil and gas reserves.

Updated 2007 Guidance

Warren provides the following updated forecast for capital expenditures and production based upon the information available at the time of this release.  Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Second Quarter ending June 30, 2007	Year ending December 31, 2007
Production:
Oil (MBbl)	185 - 195	750 - 850
Gas (MMcf)	175 - 225	900 – 1,100
Gas Equivalent (MMcfe)	1,285 – 1,395	5,400 – 6,200
Capex Budget (in thousands)	$ 26,000	$ 121,000

Financial and Statistical Data Tables

Following are financial highlights for the comparative first quarters ended March 31, 2007 and 2006.

Warren Resources, Inc.

Consolidated Statements Of Operations (Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues
Oil and gas sales	$9,481,685	$6,809,441

Turnkey contracts with affiliated partnerships	—	426,597

Gas sales from marketing activities	373,755	1,015,045

Well services	304,706	248,289

Net gain (loss) on investments	8,081	(22,924)

Interest and other income	832,761	1,356,002

	11,000,988	9,832,450

Expenses

Production & exploration	4,024,622	2,979,621

Turnkey contracts	354,355	705,716

Cost of marketed gas purchased from affiliated partnerships	360,970	992,006

Well services	359,626	295,483

Depreciation, depletion, amortization and impairment	2,593,116	1,558,377

General and administrative	2,667,660	2,273,119

Interest	156,868	105,172

	10,517,217	8,909,493

Income before provision for income taxes	483,771	922,956

Deferred income tax expense	7,000	67,000

Income before dividends and accretion on preferred shares	476,771	855,956

Less dividends and accretion on preferred shares	67,116	170,925

Net income applicable to common stockholders	$409,655	$685,031

Earnings per share - Basic	$0.01	$0.01
Earnings per share - Diluted	$0.01	$0.01

Weighted average common shares outstanding - Basic	53,519,642	52,199,474
Weighted average common shares outstanding - Diluted	54,466,840	54,314,040

Production:
Gas - MMcf	215.7	308.7
Oil - MBbls	161.4	92.8
Total Equivalents (MMcfe)	1,184.1	865.7

Realized Prices:
Gas - Mcf	$6.15	$6.28
Oil - Bbl	50.51	52.47
Total Equivalents (Mcfe)	8.01	7.87

Net cash flow provided by operating activities:
Cash flow from operations	$1,921,355	$3,682,821
Changes in working capital accounts	1,351,181	(1,188,952)
Cash flow from operations before working capital changes	3,272,536	2,493,869

Conference Call

The public is invited to listen to the Company’s conference call set for today, May 4, 2007, at 11:00 a.m. Eastern Time. The call will be webcast and can be accessed from the Company’s website at: www.warrenresources.com. If you are unable to participate during the live broadcast, the webcast will be archived on Warren’s website.  A telephonic replay will also be available through May 11, 2007 by dialing toll-free 888.286.8010 or for international callers please dial 617.801.6888 and enter passcode 92254647.              ..

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery programs in the Wilmington Units located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

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